Exhibit 99.1

NewsRelease

DYNAMICS RESEARCH CORPORATION

TWO TECH DRIVE, ANDOVER, MASSACHUSETTS 01810	TEL. 978/289-1500	www.drc.com

DRC ANNOUNCES 700 THOUSAND SHARE REPURCHASE PROGRAM

ANDOVER, MA  – December 6, 2010 – Dynamics Research Corporation (Nasdaq:DRCO), a leading provider of innovative management consulting and information technology solutions, today announced that its Board of Directors has authorized a program to repurchase up to 700 thousand shares of the Company’s outstanding common stock.  Purchases will be made from time to time on the open market subject to restrictions related to volume, price and timing.  The repurchase program is effective immediately, may be suspended or discontinued at any time, and will be funded using the Company’s available cash.

“The share repurchase program demonstrates our confidence in the Company’s strong sustainable long term growth prospects and our commitment to enhancing shareholder value,” said Jim Regan, DRC’s chairman and chief executive officer.  “Having reported several years of consistent growth in revenue, earnings and operating cash flow the Company has a strong balance sheet.  Consistent with our strategy we are confident the Company is well positioned to capitalize on future growth opportunities.”

About Dynamics Research Corporation

Dynamics Research Corporation (DRC) provides measurable performance improvements for government customers through the delivery of innovative management consulting, engineering and technology solutions.  DRC offers the capabilities of a large company and the responsiveness of a small company, backed by a history of excellence and customer satisfaction.  Founded in 1955, DRC is a publicly held corporation (Nasdaq: DRCO) and maintains more than 25 offices nationwide with major offices in Andover, Massachusetts and the Washington, D.C. region.  For more information, please visit our website at www.drc.com.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company's financial results, please refer to DRC's most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

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